                                                                      EXHIBIT 12

                              HUBBELL INCORPORATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                      SIX MONTHS ENDED
                                          JUNE 30,                        YEAR ENDED DECEMBER 31,
                                      -----------------     ---------------------------------------------------
                                       1995      1994         1994      1993       1992       1991       1990
                                      -------   -------     --------   -------   --------   --------   --------
Income from continuing operations
  before provision for income taxes
  per statement of income...........  $80,118   $69,573     $145,935   $81,494   $130,678   $129,418   $124,655
Add:
  Portion of rents representative of
     the interest factor............    1,109     1,084        2,300     1,867      2,200      2,267      1,600
  Interest on indebtedness..........    4,583     2,290        6,074     3,386        702        632        694
  Capitalized interest..............       --        --           --        --         --         --         --
  Amortization of debt expense and
     premium........................       --        --           --        --         --         --         --
                                      -------   -------     --------   -------   --------   --------   --------
Earnings as adjusted................  $85,810   $72,947     $154,309   $86,747   $133,580   $132,317   $126,949
                                      -------   -------     --------   -------   --------   --------   --------
  Interest on indebtedness..........  $ 4,583   $ 2,290     $  6,074   $ 3,386   $    702   $    632   $    694
  Amortization of debt expense and
     premium........................       --        --           --        --         --         --         --
  Capitalized interest..............       --        --           --        --         --         --         --
  Portion of rents representative of
     the interest factor............    1,109     1,084        2,300     1,867      2,200      2,267      1,600
                                      -------   -------     --------   -------   --------   --------   --------
Fixed charges.......................  $ 5,692   $ 3,374     $  8,374   $ 5,253   $  2,902   $  2,899   $  2,294
                                      -------   -------     --------   -------   --------   --------   --------
Ratio of earnings to fixed
  charges...........................     15.1      21.6         18.4      16.5       46.0       45.6       55.3
                                      =======   =======     ========   =======   ========   ========   ========
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